SOUTHERN COMPANY
                              PERFORMANCE PAY PLAN
                             (SHAREHOLDER APPROVED)

                              Amended and Restated










                              Troutman Sanders LLP
                        Bank of America Plaza, Suite 5200
                           600 Peachtree Street, N.E.
                             Atlanta, Georgia 30308

                            Effective January 1, 2000


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                                SOUTHERN COMPANY
                              PERFORMANCE PAY PLAN

                             (SHAREHOLDER APPROVED)


                                    Purposes

         The purposes of the Performance Pay Plan (Shareholder Approved) are to focus the attention and efforts of certain executives on goals which have a direct and significant influence on individual, organizational and corporate performance; to improve the correlation between pay and performance for the achievement of corporate goals; and to provide the potential for levels of compensation that will enhance the ability of Southern Company and its affiliates to attract, retain, and motivate certain executive employees. Such compensation shall be paid out of the general assets of Southern Company. No benefits under the Performance Pay Plan (Shareholder Approved) shall be deferred under this Plan or held in trust for the benefit of eligible employees. The Performance Pay Plan (Shareholder Approved) is not intended to be an employee benefit plan or any other plan subject to regulation by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is intended to be a bonus program as such term is defined in the regulations under ERISA at 29 C.F.R.
Section 2510.3-2(c) and a qualified performance based plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         The Performance Pay Plan (Shareholder Approved) is hereby established and shall be effective January 1, 2000.

                                    ARTICLE I

                                   Definitions

         For purposes of the Performance Pay Plan (Shareholder Approved), the following terms shall have the following meanings, unless a different meaning is plainly required by the context:

         1.1 "Annual Salary" shall mean base salary or wages paid to an Executive Employee before deductions for taxes, social security, etc., including all amounts contributed on an Executive Employee's behalf by a Business Unit to the Southern Company Flexible Benefits Plan, any amounts contributed on an Executive Employee's behalf by a Business Unit to the Southern Company Employee Savings Plan as Elective Employer Contributions (as said term is defined in Section 4.1 therein), pursuant to an Executive Employee's exercise of any deferral option made in accordance with Section 401(k) of the Internal Revenue Code, any amounts contributed on an Executive Employee's behalf to the Southern Company Deferred Compensation Plan, but excluding all awards under the Southern Company Performance Pay Plan, the Southern Company Performance Pay Plan (Shareholder Approved) and the the Southern Company Executive Productivity Improvement Plan; overtime pay; shift differential; and substitution pay. Annual Salary of an Executive Employee shall be determined as of the last day of the Performance Period, except that the Annual Salary of an Executive Employee who terminates before the last day of the Performance Period shall be determined as of his date of termination. The Annual Salary of an Executive Employee who commences service during a Performance Period and the Annual Salary of an Executive Employee who terminates his employment for one of the reasons set forth in Section 2.4 of the Plan shall be prorated based upon his date of commencement or termination of service with his Business Unit in accordance with the provisions of the Plan.

         1.2 "Board of Directors" shall mean the Board of Directors of Southern Company Services, Inc.

         1.3 "Business Unit" shall mean an Employing Company or an organizational unit established by the Chief Executive Officer of Southern Company ("CEO") (which may consist of a portion of one Employing Company or portions of more than one Employing Company) and designated from time to time to be eligible to participate under the Plan. A Business Unit shall not consist of any portion of a Non-Adopting Company. In the event more than one Business Unit covers the same Executive Employee, the Committee shall assign the Executive Employee to a particular Business Unit for purposes of determining the amount of an Incentive Pay Award for a Performance Period.

         0.4 "Change in Control Benefit Plan Determination Policy" shall mean the change in control benefit plan determination policy, as approved by the Board of Directors, as it may be amended from time to time in accordance with the provisions therein.

         1.5 "Committee" shall mean the Compensation and Management Succession Committee of the Southern Board.

         1.6 "Effective Date" shall mean January 1, 2000.

         1.7 "Employee" shall mean an employee of a subsidiary or affiliate of Southern Company.

         1.8 "Employing Company" or "Employing Companies" shall mean Southern Company Services, Inc., or any affiliate or subsidiary (direct or indirect) of Southern Company, which the Board of Directors may from time to time determine to be eligible to participate under the Plan and which shall adopt the Plan, and any successor of any such affiliate or subsidiary.

         1.9 "Executive Employee" shall mean an Employee who is an executive officer of a Business Unit.

         1.10 "Incentive Pay Award" or "Award" shall mean the amount awarded to a Participant in accordance with Article III hereof.

         1.11 "Non-Adopting Company" shall mean any subsidiary or affiliate of Southern Company which is not a Business Unit.

         1.12 "Participant" shall mean an Executive Employee who satisfies the criteria set forth in Article II.

         1.13 "Performance Period" shall mean each 12-month period commencing on the first day of January and ending on the last day of December next following.

         1.14 "Plan" shall mean the Southern Company Performance Pay Plan (Shareholder Approved), as described herein or as from time to time amended.

         1.15 "Plan Administrator" shall mean the Compensation and Benefits Department of Southern Company Services, Inc.

         1.16 "Southern Board" shall mean the Board of Directors of Southern Company.

         1.17 "Southern Company" shall mean The Southern Company.

         Where the context requires, words in the masculine gender include the feminine and neuter genders and words in the singular include the plural and words in the plural include the singular.

                                   ARTICLE II

                                  Participants

         2.1 Eligibility and Participation. All Executive Employees of the Employing Companies shall be eligible to participate in the Plan. However, actual participation in the Plan will be determined annually by the Committee subject to the termination of participation provisions set forth in Sections 2.3 through 2.7 of the Plan. Employees approved for participation will be notified of their selection as soon after approval as practicable. No Participant or Executive Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, despite having been selected for participation in a previous Performance Period.

         2.2 Participation During Performance Period. The Committee shall have in its sole and absolute discretion the authority to allow participation in the Plan by any Executive Employee who becomes an Executive Employee after the first ninety (90) days of the Performance Period. The Committee shall have the discretion to adjust the Incentive Pay Award to reflect the period of participation. Such participation and adjustment of the Incentive Pay Award shall comply with the requirements of Section 162(m) of the Code.

         2.3 Termination of Approval. The Committee may withdraw approval for a Participant's participation at any time. In the event of such withdrawal, the Executive Employee concerned will cease to be a Participant as of the date of such withdrawal. The Executive Employee will be notified of such withdrawal as soon as practicable following the Committee's action. A Participant who is withdrawn from participation under this Section 2.3 will not receive an Incentive Pay Award for the Performance Period, except and to the extent that the Committee decides otherwise in its sole and absolute discretion.

         2.4 Termination of Employment. If a Participant's employment is terminated by reason of death, disability or retirement, such Participant or his estate shall be eligible to receive an Incentive Pay Award for the Performance Period ending in the year of such death, disability or retirement unless such death, disability or retirement shall have occurred on January 1 in which case the Participant or his estate shall only be entitled to an Incentive Pay Award for the Performance Period ending December 31 of the previous year. Subject to the provisions of Section 2.7, any Participant who terminates employment for any other reason shall receive only any unpaid Incentive Pay Award for a completed Performance Period and shall not be eligible to receive an Incentive Pay Award for the Performance Period ending in the year of such termination of employment.

         2.5 Transfer to Non-Adopting Employer. Notwithstanding the provisions of Section 2.4 above and any other contrary provision of the Plan, in the case of an individual transferring from an Employing Company to a Non-Adopting Employer, such individual shall continue to participate in the Plan for the Performance Period during which the transfer occurs. However, the Committee shall have in its sole and absolute discretion the authority to appropriately adjust the Incentive Pay Award for such Performance Period provided such adjustment is in accordance with any requirements of Section 162(m) of the Code.

         2.6 Corporate Spinoff. Notwithstanding the provisions of Section 2.4 above and any other contrary provisions of the Plan, in the case of an individual who is no longer employed with an Employing Company because of a corporate spinoff, such individual shall continue to participate in the Plan for the Performance Period during which the spinoff occurs. However, the Committee shall have in its sole and absolute discretion the authority to appropriately adjust the Incentive Pay Award for such Performance Period provided such adjustment is in accordance with any requirements of Section 162(m) of the Code.

         2.7 Forfeiture upon Termination for Cause. Notwithstanding anything to the contrary in this Plan, any Participant whose employment is terminated for Cause shall forfeit any and all unpaid Incentive Pay Awards as of his date of termination. For purposes of the preceding sentence, "Cause" shall mean the termination of a Participant's employment by a Business Unit under any of the following circumstances:

         (a) The Participant willfully neglects or refuses to discharge his duties to the Business Unit as an employee or refuses to comply with any lawful or reasonable instructions given to him by the Business Unit without reasonable excuse;

         (b) The Participant is guilty of gross misconduct. For purposes of this Plan, the following acts shall constitute gross misconduct:

                  (i) any act involving fraud or dishonesty or breach of appropriate regulations of competent authorities;

                  (ii) the carrying out of any activity or the making of any statement which would prejudice and/or reduce the good name and standing of Southern Company or a Business Unit or would bring Southern Company or a Business Unit into any contempt or ridicule or would reasonably shock or offend any community in which Southern Company or a Business Unit is located;

                  (iii) attendance at work in a state of intoxication or otherwise being found in possession at his or her workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

                  (iv) assault or other act of violence against any employee or other person during the course of the Participant's employment; and

                  (v) conviction of any felony or misdemeanor involving moral turpitude.

         The Committee shall determine in its sole and absolute discretion whether a Participant has been terminated for "Cause."

                                   ARTICLE III

                        Incentive Pay Award Opportunities

         3.1 Incentive Pay Award.

         (a) The Incentive Pay Award for a Performance Period shall be determined based upon a formula established by the Committee in the first ninety
(90) days of the Performance Period using any combination of the following factors:

                  (i) earnings per share or similar measure of Southern Company common stock, or another security of the Southern Company or its affiliates;

                  (ii) net income of Southern Company;

                  (iii) net income of a Business Unit;

                  (iv) return on equity for Southern Company common stock;

                  (v) total shareholder return on Southern Company common stock;

                  (vi) return on capital;

                  (vii) return on assets;

                  (viii) Annual Salary; and/or

                  (ix) any of the foregoing factors as compared to peer group companies.

         (b) Notwithstanding any other provision of the Plan, the Incentive Pay Award shall not exceed six million dollars ($6,000,000.00) for any one Participant during a Performance Period.

         (c) In accordance with the deductibility requirement under Code ss. 162(m), the regulations promulgated thereunder and any other pronouncements of the Internal Revenue Service, the Committee shall have the sole and complete discretion to adjust the Incentive Pay Award downward.

         3.2 Calculation and Payment of Incentive Pay Awards.

         (a) The Incentive Pay Award shall be calculated by the Plan Administrator, based upon the formula established by the Committee pursuant to
Section 3.1 and the determinations of the Committee as to any negative adjustments.

         (b) Prior to the payment of an Incentive Pay Award, the Committee shall provide in writing certification that the Participant has fulfilled any prerequisites for payment of such Incentive Pay Award as required under Section 162(m) of the Code. Once such certification is obtained, the Plan Administrator shall be solely responsible for calculating each Participant's Incentive Pay Award and distributing such Incentive Pay Award.

         (c) The Plan Administrator shall endeavor to pay the Incentive Pay Awards for a Performance Period to the Participants not later than two and one-half (2 1/2) months following the close of the preceding Performance Period, or such shorter or longer period of time following the close of the preceding Performance Period as may be required under the Internal Revenue Code to preserve the timely accrual of the federal income tax deduction for Incentive Pay Awards paid with respect to such Performance Period.

         (d) The Incentive Pay Award payment shall be made in cash or its functional equivalent and the receipt of such payment may not be deferred under this Plan at the option of the Participant. In the event of a Participant's death prior to the payment of any Incentive Pay Award payable to the Participant, such amount shall be paid to the estate of the Participant.

         (e) Effective May 10, 2000, if Southern Energy Resources, Inc. ("SERI") fails or refuses to make payments under the Plan, Participants employed by SERI may have the right to obtain payment by Southern Energy, Inc. ("SEI") pursuant to the terms of the "Guarantee Agreement Concerning Southern Energy Resources, Inc. Compensation and Benefit Arrangements" entered into by SERI and SEI. Such Participant's right to payment is not increased as a result of this SEI Guarantee. Participants employed by SERI have the same right to payment from SEI as they have from SERI. Any demand to enforce this SEI Guarantee should be made in writing and should reasonably and briefly specify the manner and the amount SERI has failed to pay. Such writing given by personal delivery or mail shall be effective upon actual receipt. Any writing given by telegram or telecopier shall be effective upon actual receipt if received during SEI's normal business hours, or at the beginning of the next business day after receipt, if not received during SEI's normal business hours. All arrivals by telegram or telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

         3.3 Certain Exclusions. The Committee may exclude various items and occurrences from business results before determining the Incentive Pay Awards under the Plan. To the extent such exclusions affect awards to Participants covered under Section 162(m) of the Code, the exclusions shall be prescribed in resolutions that meet the requirements of Section 162(m) of the Code for deductibility.

         3.4 Determination of Incentive Pay Awards. All elements required to determine Incentive Pay Awards shall be fixed in all events by the end of the Performance Period.

         3.5 Insufficient Earnings. Notwithstanding the above provisions, an Award will not be granted for any Computation Period ending with the calendar year in which the current earnings of Southern Company are less than the amount necessary to fund the dividends on Southern Company's common stock at the rate such dividends were paid for the immediately preceding calendar year.

         3.6 Shareholder Approval. No Incentive Pay Award shall be paid to a Participant under the Plan unless the Plan has been approved by a majority of the shareholders of Southern Company as required by Section 162(m) of the Code.

         3.7. No Duplication. A Participant shall not receive more than one Incentive Pay Award for a Performance Period under the Plan or any similar plan. A Participant who receives an Incentive Pay Award under this Plan shall not receive an award under the Southern Company Performance Pay Plan or any other plan intended to replace the Southern Company Performance Pay Plan.

                                   ARTICLE IV

                                Change in Control

         The provisions of the Change in Control Benefit Plan Determination Policy are incorporated herein by reference to determine the occurrence of a change in control of Southern Company or an Employing Company and the benefits to be provided hereunder in the event of such a change in control. Any modifications to the Change in Control Benefit Plan Determination Policy are likewise incorporated herein.

                                    ARTICLE V

                             Administration of Plan

         5.1 Responsibilities. Subject to oversight and direction from the Committee, the Plan Administrator shall be responsible for the daily administration of the Plan. The Plan Administrator shall adopt such procedures and guidelines as it deems necessary or desirable in order to discharge its duties hereunder.

         5.2 Record Keeping and Reporting.

         (a) The Plan Administrator shall maintain permanent records and accounts of Participants and shall be responsible for all receipts, disbursements, transfers and other transactions concerning the Plan.

         (b) The Plan Administrator shall undertake the preparation and filing of all documents and forms required by any governmental agency. The Plan Administrator shall keep all such books of account records, and other data as may be necessary for proper administration of the Plan.

         5.3 Responsibilities in General. Except for the specific powers and responsibilities reserved to the Committee, the Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein. The Plan Administrator shall interpret the Plan and shall determine all questions concerning eligibility, administration, interpretation, and application of the Plan, and all such determinations shall be conclusive and binding on all Participants and interested persons. The Plan Administrator shall adopt such procedures and guidelines as it deems necessary or desirable in order to discharge its duties hereunder.

         5.4 Indemnification. The Business Units shall indemnify the Plan Administrator against any and all claims, losses, damages, expenses, and liability arising from its actions or omissions, except when the same are finally adjudicated to be due to gross negligence or willful misconduct. The Business Units may purchase at their own expense sufficient liability insurance for the Plan Administrator to cover any and all claims, losses, damages, and expenses arising from any action or omission in connection with the execution of the duties as the Plan Administrator.

         5.5 Service of Process. The Plan Administrator shall be the appointed agent for the service of process.

                                   ARTICLE VI

                            Miscellaneous Provisions

         6.1 No Right of Assignment or Alienation. Neither the Participant nor his personal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

         6.2 No Trust Requirement. Unless the Board of Directors shall in its discretion determine otherwise, the Business Units shall neither reserve nor otherwise set aside funds for the payments of Incentive Pay Awards under the Plan.

         6.3 Amendment and Termination of Plan. Except for the provisions of
Article IV hereof, which may not be amended following a "Southern Change in Control," "Subsidiary Change in Control" or a "Southern Termination" (as such terms are defined in the Change in Control Benefit Plan Determination Policy), the Board of Directors may terminate the Plan at any time or may from time to time amend the Plan. Any amendment or termination of the Plan shall apply, in the Board of Directors' sole discretion, with respect to all Participants.

         6.4 Incentive Pay Award as Compensation.

         (a) Incentive Pay Awards made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Business Unit.

         (b) There shall be deducted from each Incentive Pay Award to a Participant the amount of any tax required to be withheld by any governmental authority and paid over by the Business Unit to such governmental authority.

         6.5 Coordination with Benefit Plans. Any Incentive Pay Awards paid to a Participant while employed by a Business Unit shall not be considered in the calculation of the Participant's benefits under any employee welfare or pension benefit plan maintained by an Business Unit, unless otherwise specifically provided therein.

         6.6 Plan Not a Contract. The Plan shall not be deemed to constitute a contract between a Business Unit and any Executive Employee, nor shall anything herein contained be deemed to give any Executive Employee any right to be retained in the employ of a Business Unit or interfere with the right of the Business Unit to discharge any Executive Employee at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant.

         6.7 Choice of Law. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia except for the application of any law which would require the use of the laws of another state.

         6.8 Pooling Accounting. Notwithstanding anything to the contrary herein, if, but for any provision of this Plan, a Change in Control transaction would otherwise be accounted for as a pooling of interests under APB No. 16 ("Pooling Accounting") (after giving effect to any and all other facts and circumstances affecting whether such Change in Control transaction would use Pooling Accounting), such provision or provisions of this Plan that would otherwise cause the Change in Control transaction to be ineligible for Pooling Accounting shall automatically be void and ineffective to the extent required to permit Pooling Accounting to be used for such Change in Control transaction.

         IN WITNESS WHEREOF, Southern Company Services, Inc., through its officers duly authorized, hereby establishes the Southern Company Performance Pay Plan (Shareholder Approved) this _____ day of March , 2001, to be effective January 1, 2000.

                                    SOUTHERN COMPANY SERVICES, INC.



                                    By: ____________________________
                  _________              Robert A. Bell
                  _________              Vice President


Attest:


By:      ____________________________________________
         Sam H. Dabbs, Jr.
         Assistant Secretary